Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Registration Statement No. 333-192956 on Form S-1 and the related prospectus, the Registration Statement No. 333-202403 on Form S-3 and the related prospectuses, and the Registration Statements (Nos. 333-195068 and 333-196815) on Form S-8 and the related prospectuses of our report dated March 14, 2016 relating to the financial statements of Ignyta, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 14, 2016